Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports second quarter 2021 Results

HOUSTON, TX, July 27, 2021 — NOV Inc. (NYSE: NOV) today reported second quarter 2021 revenues of $1.42 billion, an increase of 13 percent compared to the first quarter of 2021 and a decrease of five percent compared to the second quarter of 2020. Net loss for the second quarter of 2021 was $26 million, or 1.8 percent of sales, which included pre-tax net charges (“Other Items”, see Other Corporate Items for additional detail) of $15 million. Adjusted EBITDA (operating profit excluding depreciation, amortization, and Other Items) increased sequentially to $104 million, or 7.3 percent of sales.

“Rising demand in oilfield and offshore wind markets led to stronger orders for NOV during the second quarter,” stated Clay Williams, Chairman, President and CEO.  “Both Rig Technologies and Completion & Production Solutions segments posted book-to-bill ratios north of 100%.  Wellbore Technologies continued to execute well on modestly higher oilfield activity, generating its second quarter in a row of double-digit revenue growth with leverage greater than 50 percent.”

“While our second quarter financial results continued to reflect 2020’s historic decline in oilfield activity and orders, we are encouraged by rising inquiries and activity, and we believe post-pandemic global economic recovery will spur further top-line growth.  In the meantime, government-mandated shutdowns continue to disrupt global supply chains, limit raw material availability, and pose challenges for our workforce.  NOV did a better job navigating these headwinds in the second quarter, while continuing to advance the Company’s leading-edge technology offerings for the oilfield and renewables markets.  NOV’s portfolio of newly-developed technologies positions the Company well to take advantage of what we believe is the beginning of a multi-year growth market for both conventional and clean energy technologies.”

Wellbore Technologies

Wellbore Technologies generated revenues of $463 million in the second quarter of 2021, an increase of 12 percent from the first quarter of 2021 and an increase of five percent from the second quarter of 2020. The increase in revenues was driven by continued growth in North American activity levels and a slight improvement in international markets. Operating profit was $6 million, or 1.3 percent of sales, and included $18 million of Other Items. Adjusted EBITDA increased $29 million sequentially to $63 million, or 13.6 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $497 million in the second quarter of 2021, an increase of 13 percent from the first quarter of 2021 and a decrease of 19 percent from the second quarter of 2020. Improved sales volume in six of the segment’s eight business units drove the improvement in revenue despite continued COVID operational disruptions. Operating loss was $6 million, or 1.2 percent of sales, and included -$6 million in Other Items. Adjusted EBITDA increased $8 million sequentially to $4 million, or 0.8 percent of sales.

New orders booked during the quarter totaled $462 million, representing a book-to-bill of 167 percent when compared to the $276 million of orders shipped from backlog. At June 30, 2021, backlog for capital equipment orders for Completion & Production Solutions was $1.0 billion.

Rig Technologies

Rig Technologies generated revenues of $487 million in the second quarter of 2021, an increase of 13 percent from the first quarter of 2021 and an increase of two percent from the second quarter of 2020. Second quarter revenues included $74 million related to the final settlement from the cancellation of offshore rig projects. Operating profit was $49 million, or 10.1 percent of sales, and included $8 million of Other Items. Adjusted EBITDA, which includes $57 million from the settlement, increased $62 million sequentially to $75 million, or 15.4 percent of sales.

New orders booked during the quarter totaled $232 million, representing a book-to-bill of 138 percent when compared to the $168 million of orders shipped from backlog. At June 30, 2021, backlog for capital equipment orders for Rig Technologies was $2.66 billion.

Other Corporate Items

During the second quarter, the Company recognized $15 million of Other Items, primarily due to severance, facility closures and inventory write downs, net of related credits. See reconciliation of Adjusted EBITDA to Net Income.

Cash flow provided by operations for the second quarter was $177 million and capital expenditures totaled $49 million.  During the second quarter, the Company repaid the $183 million (face value) of its 2.60% unsecured Senior Notes due December 2022 using available cash balances. Following the repayment, the Company’s earliest bond maturity is in 2029.  As of June 30, 2021, the Company had total debt of $1.69 billion, with $2.00 billion available on its revolving credit facility, and $1.57 billion in cash and cash equivalents.

Significant Achievements

NOV continued its expansion into the offshore wind energy market, utilizing the Company’s expertise in heavy lift and marine design to accelerate the evolution of the next generation of offshore wind equipment.  During the quarter, NOV signed a contract for the design and jacking systems for a European client’s new wind installation vessel in addition to a contract for a heavy lift crane upgrade to an existing wind installation vessel that will give it the capability to install next-generation wind turbines.  NOV also successfully tested its new in-line chain tensioner that facilitates the offloading of floating wind turbines as well as the mooring operations of FPSO systems, which led to a subsequent project award.

NOV continues to drive innovation in the managed pressure drilling (MPD) market and delivered its first project that integrates the NOVOS™ drilling system and the MPowerD™ MPD system, which enables the automation of multiple drilling sequences with precise pressure control, creating significant drilling time efficiencies while also fostering a safer drilling process. The success of this initial project, which utilized our single-choke 1500SE system, led to an award of three additional packages, for which NOV will provide field operations support, MPD planning advisory, and its 1500SE system.

NOV continued to expand its market with the Company’s growing portfolio of products that enable customers to reduce their carbon footprint while improving economics.  NOV worked with a customer to design and deliver a proprietary system that automatically tilts and orients a sailing mast, improving the efficiencies of sails on large vessels. The initial application of this system is for a large cruise ship but can also be used on large cargo vessels.  The wind propulsion technology will supplement conventional propulsion systems and is expected to reduce the ship’s carbon footprint by 40 to 50%.

NOV received a contract award to supply a large submerged turret production (STP) system for a floating production storage and offloading (FPSO) vessel in the Barossa gas field offshore of Australia. NOV’s STP system with swivel is designed for high pressures, temperatures, and volumes to transfer all fluids, data, and power between the subsea system and the FPSO, which is designed for a 25-year life of uninterrupted operation without drydocking.

NOV secured a repeat order for our PowerBlade™ hybrid energy storage and regeneration system, which provides up to a 70% reduction in power consumption of the draw-works and significantly reduces drilling rig emissions.  NOV also collaborated with a customer to design an interface for unique energy and carbon optimization solutions, enabling the customer to deliver a rig that utilizes smart controls to optimize power deployment and battery storage.

NOV delivered the industry’s first 3 million-pound, 20,000 psi-rated landing string. NOV worked closely with its customers for more than six years to develop a product that meets the offshore market’s most challenging needs. Designed to provide higher tensile capacity, increased elevator capacity, and greater slip-crushing resistance, Grant Prideco™ landing strings are optimized to provide the highest-possible tensile strength to enable running and landing casing and other heavy equipment on offshore wells, particularly in deep water.

NOV technology continued to enable geothermal operators to overcome some of the most challenging drilling conditions.  An initial run using ReedHycalog’s™ PDC ION+™ 3D shaped cutters significantly exceeded a key customer’s expectations in an ultrahard rock formation, resulting in the customer’s decision to utilize NOV’s bits on all wells in their critical geothermal research project that will be drilled in the second half of 2021.

NOV won a large contract to supply 59,875 ft of TK-Liner for geothermal wells in the Netherlands. In the past three years, Tuboscope has provided more than 70,000 ft of large-diameter TK-Liner products for the Netherlands’ geothermal market. Available in a variety of connection options, this engineered system is proven to prevent corrosion, reduce heat loss, and minimize friction.

NOV has secured orders for seawater treatment, gas dehydration, and produced water treatment modules for two separate FPSOs to be operated offshore Brazil. The orders demonstrate NOV’s ability to combine global process systems execution capabilities with local content, placing NOV in a strong position for a growing FPSO market in Brazil.

NOV offered the most efficient bit selection for an important drilling campaign in Oman. Our 17½-in. Falcon™ bit, featuring ION™-Alpha cutters, successfully drilled the entire 3,202-m section from shoe to total depth at a ROP of 104 ft/hr, beating the field’s previous best ROP performance by more than 18%. The 12¼-in. Falcon bit, including ION and ION-3D cone and DiamondBacks™ cutters, was used to successfully drill an entire planned interval of 4,019 ft in one run, achieving a 118-ft/hr ROP, outclassing the best competitor field run by 46%.

NOV’s Subsea Production Systems business unit was awarded two large contracts in Brazil. The first contract includes 212 miles of flexible pipe for oil production, gas injection, water injection, and gas export.  The pipe will be utilized in the Post-Salt Campos Basin as well as the Pre-Salt Santos Basin, where water depths range from 4,900 to 8,200 ft The order, which also includes loading, storage, installation, and technical services, is the second largest contract in the history of the Subsea Production Systems business unit. Additionally, the second contract awarded in Brazil was for 57 miles of flexible gas lift risers.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2021 results on July 28, 2021 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Revenue:
Wellbore Technologies	$463	$442	$413	$876	$1,133
Completion & Production Solutions	497	611	439	936	1,286
Rig Technologies	487	476	431	918	1,033
Eliminations	(30)	(33)	(34)	(64)	(73)
Total revenue	1,417	1,496	1,249	2,666	3,379
Gross profit	231	137	156	387	361
Gross profit %	16.3%	9.2%	12.5%	14.5%	10.7%

Selling, general, and administrative	219	237	244	463	520
Goodwill and indefinite-lived intangible asset impairment	—	—	—	—	1,378
Long-lived asset impairment	—	—	—	—	513
Operating profit (loss)	12	(100)	(88)	(76)	(2,050)
Interest and financial costs	(19)	(22)	(20)	(39)	(44)
Interest income	2	2	2	4	5
Equity loss in unconsolidated affiliates	—	(6)	(4)	(4)	(239)
Other income (expense), net	(16)	(8)	(10)	(26)	(11)
Loss before income taxes	(21)	(134)	(120)	(141)	(2,339)
Provision (benefit) for income taxes	2	(47)	(6)	(4)	(203)
Net loss	(23)	(87)	(114)	(137)	(2,136)
Net loss attributable to noncontrolling interests	3	6	1	4	4
Net loss attributable to Company	$(26)	$(93)	$(115)	$(141)	$(2,140)
Per share data:
Basic	$(0.07)	$(0.24)	$(0.30)	$(0.37)	$(5.57)
Diluted	$(0.07)	$(0.24)	$(0.30)	$(0.37)	$(5.57)
Weighted average shares outstanding:
Basic	386	385	385	386	384
Diluted	386	385	385	386	384

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	June 30,	December 31,
	2021	2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,572	$1,692
Receivables, net	1,258	1,274
Inventories, net	1,322	1,408
Contract assets	534	611
Other current assets	222	224
Total current assets	4,908	5,209

Property, plant and equipment, net	1,871	1,927
Lease right-of-use assets	552	566
Goodwill and intangibles, net	2,003	2,020
Other assets	267	207
Total assets	$9,601	$9,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$526	$489
Accrued liabilities	771	863
Contract liabilities	392	354
Current portion of lease liabilities	105	110
Accrued income taxes	16	51
Total current liabilities	1,810	1,867

Lease liabilities	595	612
Long-term debt	1,686	1,834
Other liabilities	332	337
Total liabilities	4,423	4,650

Total stockholders’ equity	5,178	5,279
Total liabilities and stockholders’ equity	$9,601	$9,929

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(137)	$(2,136)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	156	187
Goodwill and indefinite-lived intangible asset impairment	—	1,378
Long-lived asset impairment	—	513
Working capital and other operating items, net	131	475
Net cash provided by operating activities	150	417

Cash flows from investing activities:
Purchases of property, plant and equipment	(98)	(124)
Other	9	13
Net cash used in investing activities	(89)	(111)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	34	25
Payments against lines of credit and other debt	(183)	—
Cash dividends paid	—	(19)
Other	(33)	(33)
Net cash used in financing activities	(182)	(27)
Effect of exchange rates on cash	1	(3)
Increase (decrease) in cash and cash equivalents	(120)	276
Cash and cash equivalents, beginning of period	1,692	1,171
Cash and cash equivalents, end of period	$1,572	$1,447

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment and restructure charges (severance, facility closure, and inventory write downs) net of related credits.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Operating profit (loss):
Wellbore Technologies	$6	$(67)	$(14)	$(8)	$(730)
Completion & Production Solutions	(6)	42	(17)	(23)	(971)
Rig Technologies	49	(25)	(8)	41	(227)
Eliminations and corporate costs	(37)	(50)	(49)	(86)	(122)
Total operating loss	$12	$(100)	$(88)	$(76)	$(2,050)

Other items:
Wellbore Technologies	$18	$62	$6	$24	$777
Completion & Production Solutions	(6)	12	(2)	(8)	1,066
Rig Technologies	8	20	3	11	258
Corporate	(5)	8	2	(3)	24
Total other items	$15	$102	$9	$24	$2,125

Depreciation & amortization:
Wellbore Technologies	$39	$47	$42	$81	$98
Completion & Production Solutions	16	14	15	31	44
Rig Technologies	18	19	18	36	39
Corporate	4	2	4	8	6
Total depreciation & amortization	$77	$82	$79	$156	$187

Adjusted EBITDA:
Wellbore Technologies	$63	$42	$34	$97	$145
Completion & Production Solutions	4	68	(4)	—	139
Rig Technologies	75	14	13	88	70
Eliminations and corporate costs	(38)	(40)	(43)	(81)	(92)
Total Adjusted EBITDA	$104	$84	$—	$104	$262

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(26)	$(93)	$(115)	$(141)	$(2,140)
Noncontrolling interests	3	6	1	4	4
Benefit for income taxes	2	(47)	(6)	(4)	(203)
Interest expense	19	22	20	39	44
Interest income	(2)	(2)	(2)	(4)	(5)
Equity loss in unconsolidated affiliate	—	6	4	4	239
Other (income) expense, net	16	8	10	26	11
Depreciation and amortization	77	82	79	156	187
Other items	15	102	9	24	2,125
Total Adjusted EBITDA	$104	$84	$—	$104	$262